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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

        We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-64534, Form S-3 No. 33-82008, and Form S-8 No. 000-21423) pertaining to 8,144,584 shares of common stock issuable upon exercise of common stock purchase and representative's warrants, 200,000 shares of common stock issuable upon exercise of options issued to ASSI, Inc., and the Chicago Pizza and Brewery, Inc. 1996 Stock Option Plan; Option Agreement with Paul A. Montenko and Option Agreement with Jeremiah J. Hennessy of Chicago Pizza & Brewery, Inc., respectively, of our report dated February 27, 2002, with respect to the consolidated financial statements of Chicago Pizza & Brewery, Inc. as of December 31, 2001 and for the year then ended included in the Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ Ernst & Young LLP
March 19, 2002

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CONSENT OF ERNST & YOUNG LLP